Exhibit 16.1
April 15, 2025

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated April 15, 2025 of GRI Bio, Inc., and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC
Draper, UT